Exhibit 4.40

AIRCRAFT USE AND CHARTER AGREEMENT

THIS AIRCRAFT USE AND CHARTER AGREEMENT (this “Agreement”) is made as of May 8, 2009,

BETWEEN:

(1)

NXT ENERGY SOLUTIONS INC., a corporation incorporated under the laws of the Province of Alberta having its offices located at 1400, 505 – 3rd Street S.W., Calgary, Alberta (“Charterer”); and

(2)

AIR PARTNERS CORP., a corporation incorporated under the laws of the Province of Alberta having its offices located at 660 Palmer Road N.E., Calgary, Alberta (“Carrier”).

WHEREAS:

(A)

Carrier shall be authorized to operate both domestic and international charter commercial air services using Cessna Citation 560 aircraft, including, without limitation, the Cessna Citation 560 aircraft with Canadian registration marks C-FEPG and C-GOOB (collectively or individually, as the context may require, the “Aircraft”);

(B)

Carrier has substantial expertise in the aviation industry and specifically in the business of operating business aircraft and holds all required licenses and approvals, including , without limitation, from Transport Canada Aviation (“TCA”), for all air carrier operations with the Aircraft; and

(C)

Charterer desires to enter into a use and term charter agreement with Carrier for the purpose of chartering the Aircraft to perform survey work domestically and internationally,

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.

VOLUME CHARTER AGREEMENT

Carrier agrees to provide the Aircraft, with crew, and Charterer hereby agrees to charter the Aircraft, with crew, for the Term (as defined in Section 11 hereof), subject to the terms and conditions contained herein. Carrier agrees to provide the services and to perform the work on the Aircraft set out herein for the charter rates and fees described herein in return for the volume charter guarantee given by Charterer.

2.

AIR SERVICES AND WORK ON AIRCRAFT

2.1

Availability; Services.

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Subject to the payment of the charter rate, fees and additional costs set out in Schedule B and Schedule C, Carrier shall arrange and/or provide, in respect of flights to be operated under this Agreement, all personnel, services and facilities normally associated with similar flights, including, without limitation, such personnel, services and facilities necessary to ensure the safety, security, efficiency, comfort and cleanliness of, and the competence of the crew and other persons providing services relating to, the Aircraft and the charter flights.

2.2

Maintenance Scheduling.

Carrier shall keep Charterer advised, on a reasonable and regular basis, as to the scheduled maintenance requirements for the Aircraft and any other matters affecting the   scheduling of the Aircraft.

2.3

Flight Scheduling.

Charterer shall provide Carrier with reasonable notice as to its proposed charter flights in order that Carrier can make all necessary arrangements to meet charter flight requirements of Charterer. Subject to the second sentence of Section 2.5 hereof, the Aircraft shall be available for use by Charterer and its affiliates, and shall be reserved in advance by Charterer and its affiliates, in the same manner as it is made available to, and reservations are accepted by Carrier from, third parties. Carrier and Charterer shall consult to establish mutually acceptable booking arrangements. Notwithstanding the foregoing, the Carrier and Charterer agree that Charterer shall have the right to reserve an Aircraft for charter flights by providing at least four (4) weeks advance notice, provided that Carrier cannot guarantee the use of any specific Aircraft and will assign at its sole discretion a similar aircraft that is appropriately equipped and suitable for Charterer’s mission requirements, which requirements are specifically listed and agreed to in Schedule A hereto.

2.4

Replacement Charters.

In the event that the Aircraft are temporarily not available for use by Charterer, Carrier shall, using all reasonable efforts, make or cause to be made available by charter or subcharter, another aircraft that is appropriately equipped reasonably acceptable to Charterer and upon charter terms and conditions reasonably acceptable to Carrier and Charterer. In the event that the Aircraft are permanently not available for charter, this Agreement shall terminate in accordance with the provisions of Sections 12.1 and 12.2 hereof, provided that the effective date of termination shall be the date on which the Aircraft are permanently not available for charter.

2.5

Non-Exclusive Use.

Charterer acknowledges that Charterer will not have exclusive use of the Aircraft during the Term and, in particular, that Carrier will actively market the Aircraft for third party charters for the public carriage of passengers (“Third Party Charters”).

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Notwithstanding the foregoing, the Carrier and Charterer agree that in the case of any potential bookings for Third Party Charters in respect of any Aircraft for a duration of two (2) weeks or more, Carrier shall notify Charterer of such potential bookings and Charterer must advise Carrier within 24 hours of such notice by fax or e-mail if it wishes to use such Aircraft during that period, failing which Carrier may proceed to book such Third Party Charters.

2.6

Work on C-FEPG.

In consideration of the payment of the Deposit (as defined below), Carrier hereby agrees to perform the following work on the Cessna Citation 560 aircraft with Canadian registration marks C-FEPG:

i)

begin phase 5 inspection as soon as practicable;

ii)

begin installation of 406ELT as soon as practicable;

iii)

ensure the aircraft has the required equipment and avionics capable of operating to destinations in North America (which shall mean Canada or the United States). If Charterer requires the aircraft to operate to any other destination worldwide, Charterer agrees to pay Carrier the cost of any required modifications or alterations to the aircraft required to operate to such destinations in advance of any work being commenced, including , without limitation, increased insurance premiums or any requirements for Carrier to comply with Section 14.4 hereof;

iv)

install Charterer antennas (SATCOM antenna and GPS antenna) on the aircraft as soon as practicable (at sole cost and expense of Charterer);

v)

install two 20 amp DC circuits on the aircraft as soon as practicable (at sole cost and expense of Charterer);

vi)

Carrier to make best efforts, taking into consideration unforeseen delays and other work which may be required on the aircraft, to complete all such work listed in paragraphs 2.6 (i) to (v) above by no later than June 1, 2009; and

vii)

install TCASII subject to aircraft availability by June 1, 2009.

2.7

Work on C-GOOB.

Carrier has performed the following work on the Cessna Citation 560 aircraft with Canadian registration marks C-GOOB:

i)

installed Charterer antennas (SATCOM antenna and GPS antenna) on the aircraft (at sole cost and expense of Charterer); and

ii)

installed two 20 amp DC circuits on the aircraft (at sole cost and expense of Charterer).

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3.

CHARTER TARIFFS

The parties agree that the charter tariffs published by Carrier with the Canadian Transportation Agency (the “Charter Tariffs”) are hereby incorporated into and shall form a part of this Agreement and all terms and conditions set out therein shall be deemed to form part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and those of the Charter Tariffs, the provisions of this Agreement shall govern.

4.

BASE OF AIRCRAFT

The Aircraft shall be based and hangared at the facilities of Carrier at Calgary International Airport. Carrier shall locate the Aircraft in the same area as the other business aircraft operated by Carrier at such facilities.

5.

FLIGHT AND MAINTENANCE CREW

5.1

 Personnel.

Carrier shall provide and assign experienced and qualified pilots reasonably acceptable to Charterer to operate the Aircraft. Carrier will also provide qualified maintenance personnel (either employed or a contracted third party) to maintain the Aircraft. Each assigned crew member shall be acceptable to Charterer, acting reasonably, and trained on the Aircraft and each crew member shall hold and maintain all licences as may be required by TCA and the insurers of the Aircraft.

5.2

Qualified Pilot.

The term “qualified pilot” refers to a person who meets the following minimum requirements:

i)

holds a valid Canadian or U.S. Airline Transport Pilot Licence (provided that a pilot hired as first officer only need only hold a valid Canadian Commercial Pilot Licence), as validated by TCA, with appropriate category, class and type ratings for the Aircraft;

ii)

holds a current medical certificate in accordance with the requirements of the Personnel Licensing Handbook published by TCA;

iii)

holds a flight radiotelephone operators licence or permit acceptable to TCA;

iv)

has satisfactorily completed an approved ground and flight training course for the Aircraft; and

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v)

is approved as a qualified pilot by the insurer providing hull and liability insurance on the Aircraft.

5.3

Dispatch; Administration.

Carrier shall provide, without additional cost to Charterer, such personnel as may be necessary to perform all duties concerning domestic dispatch and administrative matters relating to the operation of the Aircraft.

5.4

Crew Training.

Carrier shall implement a system of periodic training to ensure that flight crew and the maintenance engineers assigned to the Aircraft, meet or exceed the applicable standards for flight proficiency, safety of flights, the operating authority issued to Carrier and general operating knowledge of the Aircraft.

5.5

Employees of Carrier.

Carrier shall retain all assigned crew members as its employees. It is specifically acknowledged that such crew members shall not in any way be deemed to be employees of Charterer.

Carrier shall have sole responsibility:

i)

to pay all personnel wages and benefits;

ii)

to make all proper payroll deductions, including income tax and social benefit deductions, required under federal and provincial laws to be made from the compensation paid to such personnel;

iii)

to pay all payroll and employment taxes required to be made with respect to the wages and benefits paid to such personnel; and

iv)

to make all payments to the appropriate governmental agency or authority required by law to be made by the employer of such personnel.

6.

OPERATIONS

6.1

Maintenance; Flight Operations.

Carrier shall at all times keep, maintain and operate the Aircraft in a fully operating, serviceable and airworthy condition with a valid Certificate of Airworthiness in conformity with any applicable limitations, restrictions or recommendations which may, from time to time, be made by the manufacturer of the Aircraft and in conformity with all applicable insurance policies and all applicable laws, orders, rules, regulations and directives of TCA or all other applicable laws, orders, rules, regulations and directives of

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other government departments or aviation authorities, domestic or foreign, having jurisdiction over the Aircraft or its operations, relating to the use, operation, maintenance and storage of the Aircraft. In particular, without limitation, Carrier shall:

(a)

monitor the Aircraft’s compliance with all modifications, repairs and inspections required by all applicable airworthiness directives, alert service bulletins or wires, and recommended service bulletins issued during the Term;

(b)

undertake all maintenance services, inspections, modifications and repairs pursuant to its current TCA Approved Maintenance Organization License No. 76- 97 and shall supervise the performance of all required maintenance, inspections, modifications and repairs and arrange for their scheduling without compromising safety and in accordance with all applicable laws, rules, regulations, standards and policies of TCA, so as to optimize the economic and otherwise beneficial use of the Aircraft in bookings by Charterer and its affiliates and third party charter customers;

(c)

perform aircraft maintenance management, including being responsible for the airworthiness and maintenance of the Aircraft;

(d)

ensure that Aircraft log books, data, records, reports and subscriptions are updated and current;

(e)

refrain from operating the Aircraft beyond the geographical limits as defined in the policies of insurance for the Aircraft or using, maintaining or storing the Aircraft in violation of any of the provisions of applicable insurance policies;

(f)

operate the Aircraft or cause it to be operated using properly surfaced runways of a nature, strength and length adequate for the safe operation of the Aircraft;

(g)

operate, maintain and insure the Aircraft in strict compliance with all terms and conditions hereof and as required by law;

(h)

ensure that all applicable licenses, approvals and operating certificates will be maintained in full force and effect throughout the Term; and

(i)

ensure compliance with all applicable security regulations and requirements.

6.2

Grooming.

Carrier shall groom and clean the Aircraft after every flight, including providing commissary control and stocking, overall interior tidying, vacuuming of carpets, washing the windows and windshields, cleaning the lavatories, and periodic exterior washing.

7.

CHARTER FEES

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7.1

Volume Charter Guarantee.

For the purposes of this Agreement “North American Operations” shall mean charter flights within or between Canada and the United States and “International perations” shall mean operations other than North American Operations. Charterer will commit to and guarantee a minimum of 125 charter flight hours (“Flying Hours”) for either North American Operations or International Operations during the Term. Notwithstanding the foregoing, Charterer shall be able to charter the Aircraft for any amount of time beyond 125 Flying Hours subject to Aircraft availability and Carrier agrees to make reasonable best efforts to make such Aircraft available when required by Charterer. When scheduling any charter flight in accordance with Section 2.3 hereof, Charterer shall confirm the duration of the proposed North American Operations or International Operations and shall guarantee Carrier in advance, as mutually agreed between the parties, a minimum amount of Flying Hours, whether those Flying Hours are used by Charterer or not. Charterer agrees that Carrier shall be its exclusive provider of charter flights during the Term in accordance with the terms and conditions of this Agreement, unless Carrier is unable to provide Charterer with an Aircraft when required.

7.2

Charter Rates.

Charterer agrees to pay Carrier, for the commercial use of the Aircraft during the Term, the following amounts:

(a)

North American Operations: The charter rate, fees and additional costs set out in Schedule B hereto; and

(b)

International Operations: The charter rate, fees and additional costs set out in Schedule C hereto.

7.2

Option to Renew.

Charterer shall have an option (exercisable not later than 60 days prior to the end of the Term) to renew the Term for an additional one year period on the same terms and conditions except for the charter rates which shall be adjusted as set forth in this Section below. Thereafter, the Term is subject to renewal between Carrier and Charterer, acting reasonably, upon mutual agreement and revised charter rates. The revised charter rates for all renewal periods shall be based on prevailing market rates.

7.3

Deposit.

Charterer has provided a Canadian $50,000 non-refundable deposit (the “Deposit”) to Carrier subject to the terms and conditions of this Agreement. The Deposit can be applied towards the cost and payment of test flights and any charter flights required by Charterer, after payment therefrom of the costs payable by Charterer for the completion of the work set out in Sections 2.6 (iv) and (v) and 2.7 above or any additional costs payable by Charterer as set out in Schedule B or Schedule C hereto. It is acknowledged and

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agreed by Charterer that, in consideration of Carrier commencing and completing the work set out in Sections 2.6 and 2.7 above in advance of Carrier and Charterer executing this Agreement, the Deposit is fully non-refundable as of the date of this Agreement, irrespective of whether any test or charter flights are flown for Charterer in future unless Carrier fails to perform its obligations in accordance with the terms and conditions of this Agreement, in which case Carrier shall immediately return the Deposit to Charterer less (i) the cost of any test or charter flights flown by Charterer (not already paid in full) and (ii) the costs payable by Charterer for completing the work set out in Sections 2.6 (iv) and (v) and 2.7 above or any additional costs payable by Charterer as set out in Schedule B or Schedule C hereto.

7.4

Accounts.

Carrier agrees to keep or cause to be kept, proper accounts of all labour and material costs and other applicable fixed and variable expenses incurred by Carrier in the performance of its obligations under this Agreement and make such accounts available to Charterer or its agents upon reasonable notice for audit and verification purposes. All costs and expenses are to be detailed and shown as directly attributable to the applicable Aircraft.

8.

PAYMENT TERMS

8.1

 Invoices; Currency.

Unless otherwise specifically set forth herein, all invoices rendered hereunder by Carrier to Charterer shall be submitted by no later than the 15th day of the month following the month in which the applicable work was performed and services were provided. Such invoices shall be payable net fifteen (15) days. All currency amounts expressed herein are in Canadian dollars unless the contrary is expressly stated and, unless otherwise agreed in writing by Charterer and Carrier, all invoices from Carrier to Charterer shall be expressed in Canadian dollars and shall be payable in Canadian dollars.

8.2

Taxes.

All fees and expenses referenced herein exclude any provision for any sales, use, goods and services, value added or other similar taxes (“Taxes”). Charterer shall be responsible for the payment of any Taxes and any related penalties and interest which may be levied, assessed, or imposed on Charterer or Carrier or otherwise by any governmental authority or agency as a result of or in connection with this Agreement. Nothing in this Section shall be deemed to obligate Charterer to pay any income or capital taxes imposed against Carrier on or measured by the net income of Carrier.

8.3

Overdue Accounts.

Charterer shall pay interest monthly on all amounts payable hereunder which are overdue at a rate equal to 1% per month (or 12% per annum), which interest shall be payable from the due date until the actual receipt thereof.

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9.

INDEMNIFICATION

Each party shall defend, indemnify and hold harmless the other, its directors, officers, employees, agents, and their corporate parents and their respective   subsidiaries and affiliates and their respective directors, officers, agents and employees (“Indemnified Parties”), except to the extent due to the gross   negligence or wilful misconduct of such Indemnified Parties, from and against any and all losses, damages, liabilities, and costs, including but not limited to legal fees and legal costs, arising from damage or destruction to the Aircraft, or   claims arising from damage or destruction of property or injury or death of persons which are in any manner whatsoever related to the default in performance of this Agreement by the defaulting party and to which either any insurance does not apply or the proceeds from such insurance do not fully compensate the other party for such losses, damages, liabilities and costs. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable for special, incidental or consequential damages including, but not limited to, loss of use, revenue, profit or business opportunities, even if the other party has been advised, knew or should have known of the possibility of such damages. The provisions of this Section 9 shall survive any termination of this Agreement.

10.

INSURANCE

Carrier represents and warrants that:

(a)

subject to this Agreement, it has insured the Aircraft strictly in accordance with all applicable laws;

(b)

it has sufficient hull insurance for the value of the applicable Aircraft;

(c)

it carries combined single-limit policies of aircraft liability insurance, public liability insurance and property damage insurance in the amount of not less than Fifty Million Dollars ($50,000,000) per occurrence;

(d)

Charterer and any persons designated by Charterer are named as additional insureds on all such policies; and

(e)

it shall supervise compliance with all insurance policies.

11.

TERM

This Agreement shall commence on the date of this Agreement, and shall continue for a period of one (1) year, unless extended in accordance with Section 7.2 hereof. The initial period and extensions thereof are referred to herein as the “Term”.

12.

TERMINATION; DEFAULT AND REMEDIES

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12.1

Termination for Convenience.

After the initial one (1) year Term, upon 60 days’ written notice to the other party, Charterer or Carrier may terminate this Agreement for its convenience without obligation or liability of any nature except as provided herein or, in the case of termination by Charterer, to pay Carrier for the portion of the work or services performed prior to the effective date of termination.

12.2

Accounting.

Within 30 days’ of the effective date of the termination, representatives of Carrier shall make a full accounting of all costs to Charterer and any outstanding amounts shall be settled between the parties.

12.3

Events of Default.

The occurrence or happening of any one or more of the following events shall constitute an “Event of Default”:

(a)

if any payment hereunder is not made when due and remains owing five business days after notice that such payment has not been made is given to the defaulting party;

(b)

if either party shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it hereunder, other than to make payments, and such failure shall continue unremedied for 10 days after the giving of notice thereof by the non-defaulting party;

(c)

if either party shall make any assignment for the general benefit of creditors or is adjudged insolvent or bankrupt, or if any proposal is made or petition filed by either party under any law for the extension of time for payment, composition or compromise of the liabilities of either party, or if any resolution is passed for, or judgment or order is given by any court of competent jurisdiction ordering the winding-up or other liquidation of either party, or if a petition or other application is made for a receiving order or the winding-up of either party, or if any execution, sequestration or any other similar process of any court of competent jurisdiction becomes and remains enforceable against, or if a distress or analogous process is levied upon, the property of either party, or on any part thereof, or if any receiver, administrator or manager of the property, assets or undertaking of either party is appointed pursuant to the terms of any security agreement or similar instrument;

(d)

if all of the Aircraft are lost or substantially damaged and, as a result thereof, are declared a total or constructive loss;

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(e)

if all of the Aircraft are seized under legal process, are confiscated, sequestered or attached or if distress is levied thereon; or

(f)

except as otherwise provided hereunder, if either party ceases or threatens to cease to carry on business.

12.4

Remedies.

Upon the occurrence of an Event of Default, the non-defaulting party may, at its option, declare this Agreement to be in default and may terminate this Agreement, without prejudice to any other remedies such party may have pursuant to applicable law.

13.

DELAYS

Neither party shall be responsible for any delay in performance hereunder due to or arising out of acts of God or public enemy, civil war, insurrection, riot, fire, flood, explosion, earthquake, accident, epidemic, quarantine, restriction, any act of government, governmental priority allocation, equipment failures, delays in transit or delivery, strike or labour dispute causing cessation, slow down or interruption of any relevant work relating to the Aircraft, or any other cause or matter beyond the reasonable control of the non-performing party.

14.

 MISCELLANEOUS

14.1

Potential Sale of Aircraft.

Carrier will make best efforts to advise Charterer of any potential sale or discussions of any contemplated sale of the Aircraft, Charterer acknowledging that Carrier is the operator and not the owner of the Aircraft.

14.2

Previous Charges.

Previously conducted demonstration flight costs paid by Charterer to Carrier will be refunded in the amount of $9,387.71 as invoiced by Carrier on February 2, 2009.

14.3

Legal Fees.

Charterer and Carrier agree to equally share the legal fees of Cassels Brock & Blackwell LLP to finalize a letter agreement dated March 31, 2009, and to draft and finalize this Agreement. The maximum fee payable by Charterer for its share will be $5,000 without further written approval from Charterer.

14.4

Health Safety Environment Compliance.

Carrier agrees to abide by any HSE (Health Safety Environment) rules that are required by Charterer, Charterer customers and the governing bodies within the country of

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operations unless in violation of airworthiness standards or any other regulations governing the use and operation of the aircraft.

14.5

Time.

Time is of the essence of this Agreement.

14.6

Entire Agreement.

This Agreement is the sole agreement between the parties concerning the subject matter hereof and it supersedes any prior agreements made between the parties hereto relative to such subject matter. There have been with respect thereto no representations, warranties, promises, guarantees or agreements, oral or written, express or implied, except as set forth herein. This Agreement may not be amended except in writing by both parties and shall be binding upon and enure to the benefit of the parties hereto, and their respective successors and permitted assigns.

14.7

 Further Acts.

Charterer and Carrier shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by either of the parties hereto in order thereby to carry out and give effect to the intent and purposes of this Agreement.

14.8

Post-Termination.

Notwithstanding any other conditions contained herein, it is hereby agreed that the provisions hereof shall survive the expiration or termination of this Agreement to the extent required thereby for their full observation and performance.

14.9

Waivers.

No waiver of any breach of any provision herein shall constitute the waiver of any subsequent breach of such provision or any other provision herein.

14.10

Severability.

Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11

Assignment.

This Agreement may only be assigned by either party hereto with the written consent of

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the other party.

14.12

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Alberta and the laws of Canada applicable therein.

14.13

Notices.

Notices given hereunder shall be in writing and shall be deemed to have been adequately given when received by the party to whom such notice is being given. Notices shall be addressed:

if to Carrier:

Air Partners Corp.

660 Palmer Road N.E.

Calgary, Alberta

T2E 7R3

Attention: Vik Saini, Managing Director

Fax: (403) 275-3978

E-mail: vsaini@airpartners.ca

if to Charterer:

NXT Energy Solutions Inc.

1400, 505 – 3rd Street S.W.

Calgary, Alberta

T2P 3E6

Attention: Andrew Steedman, VP Operations

Fax: (403) 264-6442

E-mail: asteedman@nxtenergy.com

or to such other address as either party hereto shall from time to time designate in writing to the other party. Any notice so given shall be deemed to have been received upon delivery or upon the day of the transmission of any facsimile, as the case may be. Any party to this Agreement may change its address for the purposes of this Section by giving notice of such change in accordance with the provisions of this Section.

14.14

Execution.

This Agreement has been executed by the parties hereto as of the date first written above.

[SIGNATURE PAGE FOLLOWS]

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NXT ENERGY SOLUTIONS INC.

AIR PARTNERS CORP.

By:

/s/ Andrew Steedman

By:

/s/ Vik Saini

Andrew Steedman

Vik Saini

VP Operations

Managing Director

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Schedule A

CHARTERER MISSION REQUIREMENTS

To be agreed upon in writing by Carrier and Charterer for and in advance of each North American Operation or International Operation.

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Schedule B

NORTH AMERICAN OPERATIONS

(All Rates and Costs in Canadian $)

For North American Operations, Charterer shall be charged the following charter rate and additional costs:

(a)

Charter Rate: $3,170 for each Flying Hour (excluding fuel and other additional costs) plus applicable taxes;

(b)

Additional Costs: Fuel, NAV Canada fees, hangarage when the Aircraft is stored outside Calgary, terminal/ground handling/parking fees, de-icing charges, landing fees, airport charges and all other miscellaneous charges not included in the above charter rates, all incurred while the Aircraft is on charter to Charterer, are extra and subject to additional charge to Charterer plus all applicable taxes;

(c)

Cancellations; Delays; Modifications: In the event any charter flights scheduled by Charterer with Carrier are cancelled, delayed or modified by Charterer, Charterer agrees to pay any costs incurred or payable by Carrier as a result of such cancellation, delay or modification, including but not limited to the costs listed in paragraph (b) above; and

(d)

Whether North American Operations shall be performed are subject to approval of the chief pilot, director of flight operations and all accountable executives of Carrier. If during any North American Operations any of the chief pilot, director of flight operations or all accountable executives of Carrier are of the opinion, in their sole discretion, that such North American Operations are unsafe or puts at risk the security of the flight crew/engineer and the Aircraft, the Carrier may abort or terminate such North American Operations at anytime and, in such circumstances, will discuss (but Carrier cannot guarantee) alternate arrangements with Charterer to rectify the safety or security issue.

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Schedule C

INTERNATIONAL OPERATIONS

(All Rates and Costs in Canadian $)

For International Operations, Charterer shall be charged the following charter rate and additional costs:

(a)

Charter Rate: $3,351 for each Flying Hour (excluding fuel and other additional costs) plus applicable taxes;

(b)

Additional Costs: Fuel, NAV Canada fees or international equivalents, hangarage when the Aircraft is stored outside Calgary, terminal/ground handling/parking fees, de-icing charges, landing fees, airport charges, maintenance engineer ($600/day), additional crew and maintenance per diems, international flight planning costs, commercial airline tickets for flight crew and engineer on agreed rotations, security for flight crew/engineer and the Aircraft, transportation for flight crew/engineer, international shipping/freight costs for parts/tools, any additional insurance required, compliance with Section 14.4 hereof and all other miscellaneous charges not included in the above charter rates, all incurred while the Aircraft is on charter to Charterer, are extra and subject to additional charge to Charterer plus all applicable taxes;

(c)

Cancellations; Delays; Modifications: In the event any charter flights scheduled by Charterer with Carrier are cancelled, delayed or modified by Charterer, Charterer agrees to pay any costs incurred or payable by Carrier as a result of such cancellation, delay or modification, including but not limited to the costs listed in paragraph (b) above;

(d)

Any required modifications or alternations to the Aircraft to permit Carrier to operate internationally (other than in Canada or the United States) shall be paid by Charterer in advance of any such work being commenced;

(e)

Whether International Operations shall be performed are subject to approval of the chief pilot, director of flight operations and all accountable executives of Carrier. If during any International Operations any of the chief pilot, director of flight operations or all accountable executives of Carrier are of the opinion, in their sole discretion, that such International Operations no longer meet with the approval of the Carrier, are unsafe or puts at risk the security of the flight crew/engineer and the Aircraft, the Carrier may abort or terminate such International Operations at anytime and, in such circumstances, will discuss (but Carrier cannot guarantee) alternate arrangements with Charterer to rectify the safety or security issue; and

(f)

Any International Operations that require Carrier to incur any other additional or extraordinary costs, including, without limitation, any additional costs listed in paragraph (b) above, will only be performed if Charterer agrees to pay such additional costs in advance of such International Operations and Carrier approves such International Operations in accordance with paragraph (e) above.

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